THE GLENMEDE FUND, INC.
Registration No. 811-5577
FORM N-SAR
Semi-Annual Period Ended October 31, 2009

SUB-ITEM 77D: Policies with respect to security investments.

(a)
On June 12, 2009, the Board of Directors approved revisions to the investment strategy of the Core Fixed Income Portfolio to permit the Portfolio to invest up to 50% of its assets in corporate debt obligations and to reduce the percentage of assets required to be invested in U.S. Government securities and repurchase agreements collateralized by such securities, under normal circumstances, from 65% to 50%.

Sub-Item 77Q1: Exhibits.

(b)
Revisions to the investment strategy of the Core Fixed Income Portfolio is incorporated herein by reference to Registrant’s Supplement dated June 12, 2009 to the Prospectus and Statement of Additional Information filed with the Commission on June 15, 2009.

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